EXHIBIT 99

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                           Company Contacts:
---------------------                           -----------------

                                                Barrett C. O'Donnell
                                                Chairman of the Board
                                                (770) 644-6700

                                                R.  Bruce Dewey
                                                CEO and President
                                                (770) 644-6700


Simione Central Holdings, Inc. Holds Stockholders' Meeting, Completes Merger with MCS, Inc., Receives Investment from Mestek, Inc. for $2 Million of New Capital and Effects Reverse Stock Split.

     Atlanta, GA (March 8, 2000) Simione Central Holdings, Inc. (NASDAQ:SCHI and SCHID) announced today that it held its stockholder meeting on March 7, 2000 and received approval for and immediately closed on the merger with MCS, Inc. (formerly a wholly-owned subsidiary of Mestek, Inc. (NYSE:MCC)). MCS was spun-off to the stockholders of Mestek and, following approval of the merger at a stockholder meeting of MCS on March 7, 2000, was merged with and into Simione Central. Simione stockholders also approved a proposal to allow the Simione Board to effect a reverse stock split. The Board effected a one-for-five reverse stock split of the Simione common stock. The reverse stock split is effective as of March 7, although trading on a post-split basis on Nasdaq will not begin until March 8. The reverse split was necessary if the Simione common stock is to continue to trade on Nasdaq or certain other exchanges. As previously announced, Simione had a hearing with Nasdaq on March 3 to determine the status of its Nasdaq listing. The results of that hearing have not been determined by Nasdaq or communicated to Simione.

     Upon the closing of the merger, an additional approximately $2 million was contributed to Simione Central by Mestek and two short-term loans were canceled (resulting in an aggregate investment of $6 million in Simione Central by Mestek) in return for newly issued Series B Preferred Stock of Simione Central with voting rights, following the reverse split, equivalent to 2.24 million shares of Simione Central common stock and a warrant for 400,000 post-split shares of Simione Central common stock. Also, Mestek converted its $850,000 promissory note into 850,000 shares of Series C Preferred Stock, with voting rights equivalent to 170,000 shares of Simione common stock following the reverse split.

The stockholders took several other actions, including:

*    the election of six directors (Dr. David O. Ellis, James A. Gilbert, Daniel
     J. Mitchell, Barrett C. O'Donnell, Jesse I. Treu, and William J. Simione, Jr.);

* Approval of the conversion of the Series A Preferred stock issued in the CareCentric merger into Simione common stock; and

* Approval of an increase in the number of shares authorized under Simione's stock incentive plan.

     The MCS merger agreement provides for the expansion of the Simione Board to twelve members and the appointment of six new directors designated by the MCS stockholders. At the MCS stockholders meeting, John E. Reed, Stewart B. Reed, Winston R. Hindle, Jr., David W. Hunter, Edward K. Wissing and R. Bruce Dewey were selected as the MCS designees. The Simione Board immediately appointed these designees to the Simione Board.

     John E. Reed, Chairman and CEO of Mestek, stated, "For the last three or four years Mestek has been searching for a way of maximizing the values inherent in its proven software solutions for the home medical equipment and home health agency services. This combination with Simione will not only result in achieving efficiencies naturally gained through the combination of existing significant customer bases but will provide the critical mass essential to accelerated product development. This is particularly important at this time due to the requirements of the federal government's new regulations relating to reimbursement which will dramatically affect the home healthcare industry." R. Bruce Dewey, President and CEO of Simione stated, "We are very pleased to finally complete the merger with MCS, architect of HMExpress(tm), a windows-based home medical equipment program, and MestaMed(tm), a comprehensive solution for the integrated home health provider. We are excited about combining the knowledge, experience and vision of the MCS, Simione, and CareCentric(tm) groups to position the company as the largest information technology company focused solely on serving the needs of home healthcare providers."

     Simione Central provides information systems and consulting services to hundreds of customers nationwide. Simione Central provides freestanding, hospital-based and multi-office home health care providers (including certified, private duty, staffing, HME, IV therapy and hospice) with complete information solutions that address all aspects of home care operations. With offices nationwide, the company is headquartered in Atlanta, Georgia.

     Mestek, Inc., listed on the New York Stock Exchange (MCC), is a diversified manufacturer of heating, ventilating and air conditioning equipment, metal hose and hose products, aluminum extrusions, metal-forming machinery and vertically integrated software systems and services, headquartered in Westfield, Massachusetts.


Note regarding Private Securities Litigation Reform Act: Statements made in this press release which are not historical facts, including projections, statements of plans, objectives, expectations, or future economic performance, are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Simione's future financial performance could differ significantly from that set forth herein, and from the expectations of management. Important factors that could cause the Simione's financial performance to differ materially from past results and from those expressed in any forward looking statements include, without limitation, risks associated with integration following the MCS merger, variability in quarterly operating results, customer concentration, product acceptance, long sales cycles, long and varying delivery cycles, Simione's dependence on business partners, emerging technological standards, risks associated with acquisitions, and risk factors detailed from time to time in Simione's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.